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                                                                    EXHIBIT 10.2

                              TAX SHARING AGREEMENT



         THIS AGREEMENT is entered into as of the 1st day of July, 1996, by and among WMS Industries Inc., a Delaware corporation ("WMS"), Midway Games Inc., a Delaware corporation ("Midway"), and each direct and indirect wholly owned Midway subsidiary listed on Exhibit A and incorporated herein by reference ("Midway Subsidiaries").

                                   WITNESSETH:

         WHEREAS, WMS, Midway and the Midway Subsidiaries (hereinafter sometimes referred to as "Members"; or in the singular "Member") are part of an affiliated group ("WMS Group") as defined by Section 1504(a) of the Internal Revenue Code of 1986, as amended (hereafter referred to by Sections);

         WHEREAS, the WMS Group (as it then existed) has elected to file consolidated federal income tax returns for the taxable year commencing May 30, 1981 and thereafter in accordance with Section 1501; and

         WHEREAS, WMS is the Common Parent (as such term is defined in Section 1504(a)) for the affiliated group which includes WMS, Midway and Midway Subsidiaries; and

         WHEREAS, the Members desire to agree upon a method for (i) determining the amount which Midway and the Midway Subsidiaries must pay to WMS in respect of federal income taxes; (ii) compensating any Member for use of its "net operating loss", "tax credits" and other tax benefits in arriving at the WMS Group tax liability as determined under the federal consolidated return regulations; and (iii) providing for the receipt of any refund arising from a carryback of net operating losses or tax credits from subsequent taxable years and for payments upon subsequent adjustments.

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, for the WMS Group's first taxable year beginning July 1, 1996 and taxable years thereafter, the parties hereto agree as follows:

         1.      TAX PAYMENT CALCULATION

                 (a) The consolidated federal income tax liability of the WMS Group, as determined under Section 1.1502-2 of the Regulations shall be allocated to the Members in accordance with Section 1.1552-1(a)(1);
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                 (b) An additional amount shall be allocated to each Member equal to 100 percent of the excess, if any, of (i) the "separate return tax liability" of such Member for the taxable year over (ii) the tax liability of such Member computed in accordance with Paragraph 1(a). For purposes of the preceding sentence, the "separate return tax liability" of each Member for the taxable year shall be determined as if such Member were filing a separate tax return under the Code, and the term will not have the meaning set forth in
Section 1.1502-12 of the Regulations. In determining "separate return tax liability" of a Member for purposes of their Agreement:

                          (i) any dividends received by one Member from another
                 Member will be assumed to qualify for the 100 percent dividends received deduction of Section 243 of the Code, or shall be eliminated from such calculation in accordance with Section 1.1502-14(a)(1) of the Regulations;

                          (ii) gain or loss on intercompany transactions shall
                 be treated by each Member in the manner required by Section 1.1502-13 of the Regulations;

                          (iii) limitations on the calculation of a deduction or
                 the utilization of tax credits or the calculation of a tax liability shall be made on a consolidated basis; accordingly, the limitations provided in Sections 38(c), 55(a), 170(b)(2), and 172(b)(2) of the Code and similar limitations shall be applied on a consolidated basis; and

                          (iv) elections as to tax credits and tax computations
                 which may have been different from the consolidated treatment if separate returns were filed shall be made on an annual basis as determined by WMS.

                 (c) Each Member shall pay WMS its allocated federal income tax liability pursuant to paragraph 1(a). Each Member benefitting from net operating losses and tax credits shall pay to WMS an additional amount determined pursuant to paragraph 1(b). WMS shall pay to each Member which had net operating or capital losses, tax credits or other tax benefits to which such total is attributable, its allocable share of the total of additional amounts due from other Members determined ratably in respect of such benefits or by such other consistent method which reasonably reflects such losses, credits or other tax benefits (such consistency and reasonableness to be determined by the party charged with the administration of this Agreement in accordance with Paragraph 7(c) of this Agreement). However, for this purpose, the amounts paid to Members will generally be deemed consistent and reasonable if paid on a basis equal to the rate of tax in effect for the year to which such losses are carried, based on the amount of such losses utilized, and 100 percent of tax credits utilized (unless, due to special circumstances, this would
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be inequitable) and which is substantiated by specific records maintained by the group for such purposes.

                 For purposes of this Agreement, the "net operating loss" of a Member is the deduction which such member would have had available if it actually filed a separate return for the year but would not include any portion of a Member's net operating loss sustained in a prior or subsequent year which had been absorbed by the WMS Group, any other affiliated group, or by the Member in computing actual liabilities for prior or subsequent years. Notwithstanding the preceding sentence, no benefit under Paragraph 3(c) of this Agreement shall be granted a Member unless the net operating loss is availed of in reducing the consolidated federal income tax liability. The rules stated in the previous sentences regarding carryover net operating losses will also apply in the computation of other carryover items such as capital losses general business tax credits, foreign tax credits, charitable contribution deductions and other tax benefits.

                 In calculating any benefit from a carryback or carryover of net operating losses, adjustments shall be made to such prior or subsequent year's separate return tax liability as required under Section 172(b)(2) and 172(d) of the Code. For purposes of this calculation, the election under Section 172(b)(3) shall be made on a separate company basis.

                 (d) Payments for these allocable shares are to be made no later than ten (10) days after the date of filing of the consolidated federal income tax return for such taxable year. The Chief Executive Officer of WMS shall have the right to assess Members their share of estimated tax payments to be made on the projected consolidated income tax liability for each year. Payment to WMS shall be made ten (10) days after such assessment.

         2.      REFUNDS AND SUBSEQUENT ADJUSTMENTS

                 (a) If part or all of an unused consolidated net operating loss or tax credit is allocated to a Member of the WMS Group pursuant to Section 1.1502-79 of the Regulations, and it is carried back or forward to a year in which such Member actually filed or files a separate income tax return or a consolidated federal income tax return with another affiliated group, any refund or reduction in tax liability arising from the carryback or carryover shall be retained by such Member. Notwithstanding the above, WMS shall determine whether an election shall be made not to carryback any consolidated net operating loss arising in a consolidated return year (including any portion allocated to a Member under Section 1.1502-79) in accordance with Section 172(b)(3) of the Code.

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                 (b) If the consolidated federal income tax liability is
adjusted for any taxable period, whether by means of an amended return, claim for refund, or after an audit by the Internal Revenue Service, the liability of each Member shall be recomputed to give effect to such adjustments. In the case of a refund, WMS shall pay to each Member such Member's share of the refund, determined in the same manner, within twenty (20) days after the refund is received and in the case of an increase in tax liability, each Member shall pay to WMS its allocable share of such increased tax liability within twenty (20) days after receiving notice of such liability from WMS. If any interest is to be paid or received as a result of a consolidated federal income tax deficiency or refund, such interest shall be allocated to the Members in the same manner as each Member's change in consolidated federal income tax liability or right to a refund is determined. Any penalty shall be allocated upon such basis as the president of WMS deems just and proper in view of all applicable circumstances.

                 (c) If the consolidated federal income tax liability of the WMS Group is adjusted for any taxable period prior to the Effective Date stated in
Section 4, the preceding subparagraph shall be applied as if this Agreement was in effect for such prior period except that the portion of any adjustments which are characterized as "permanent differences" as defined by Generally Accepted Accounting Principals shall be deemed to be attributable to WMS.

         3.      STATE AND LOCAL TAXES

         Each Member shall timely file its own returns and pay its own state and local income and franchise taxes; provided, however, that if any two or more Members are required or elect, or WMS elects or causes any two or more Members to elect, to file combined or consolidated (or similar) income tax returns for any taxable year under any state or local income tax law, the financial consequences of filing such returns among such Members shall be determined in a manner as similar as practicable to those provided herein for federal income tax purposes.

         4.      EFFECTIVE DATE

         This Agreement shall be effective for the tax period beginning July 1, 1996, and all subsequent taxable years, unless the Members agree in writing to terminate the Agreement. Notwithstanding such termination, this Agreement shall continue in effect with respect to any payment or refunds due for all taxable periods prior to termination.

         5.      MISCELLANEOUS PROVISIONS

                 (a) For purposes of this Agreement, the subsidiaries of WMS (other than Midway) that are includible corporations in the WMS Group will be considered Members. No payment, however, will be required to be made to or by the WMS Subsidiaries.

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                 (b) For purposes of this Agreement, all payments due or from any of Midway or the Midway Subsidiaries shall be netted and aggregated and paid to or by Midway. Nothing in this Agreement shall be interpreted to require Midway to make any payments to the Midway Subsidiaries.

                 (c) The Agreement shall not be assignable by any Member without the prior written consent of the others.

                 (d) All material including but not limited to, returns, supporting schedules, work papers, correspondence, and other documents relating to the consolidated federal income tax returns filed for a taxable year during which this Agreement was in effect shall be made available to any Member to the Agreement during regular business hours for a minimum period equal to applicable federal record retention requirements.

                 (e) The provisions of this Agreement shall be administered by the Chief Executive Officer of WMS. A dispute between the parties with respect to the operation or interpretation of this Agreement shall be decided by three arbitrators who must all be certified public accountants or attorneys specializing in tax law. WMS and Midway shall each choose an arbitrator who will choose a third arbitrator. The court of arbitrators shall be held in the State of Illinois in the city of Chicago. The losing party shall bear the cost of arbitration including all fees for attorneys and accountants.

                 (f) Any Member corporation which leaves the consolidated group shall be bound by this Agreement.

                 (g) The Members hereto recognize that from time to time other companies may become Members of the WMS Group and hereby agree that such new Members may become parties to this Agreement by executing the master copy of this Agreement which shall be maintained at WMS's headquarters. It will not be necessary for all the other Members to re-execute this Agreement; the new Member may sign the existing Agreement, and it will be effective as if the old Members had re-executed.

                 (h) Any alteration, modification, addition, deletion, or other change in the consolidated income tax return provisions of the 1986 Code or the regulations thereunder shall automatically be applied to this Agreement mutatis mutandis.

                 (i) Failure of one or more parties hereto to qualify as a member of the "affiliated group" within the meaning of Section 1504(a) of the Code shall not terminate this Agreement with respect to the other parties as long as two or more parties hereto continue so to qualify.

                 (j) This Agreement shall bind successors and assigns of the parties hereto; but no assignment shall relieve any party's obligations hereunder without the written consent of the other parties.

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                 (k) All notices and other communications hereunder shall be deemed to have been duly given if delivered by hand or mailed by certified or registered mail, postage prepaid, to the Chief Financial Officer of any Member, c/o WMS Industries Inc., 3401 N. California Avenue, Chicago, IL 60618 or such other person as any member shall designate by a duly delivered notice to all other Members.

                 (l) This Agreement shall be governed by the laws of the State of Illinois.


         IN WITNESS WHEREOF, the parties have caused their names to be subscribed and executed by their respective authorized officers on the dates indicated, effective as of the date first written above.

DATED:


WMS INDUSTRIES INC.



By: /s/ Neil D. Nicastro
    --------------------

Title:   President

MIDWAY GAMES INC.



By: /s/ Neil D. Nicastro
    --------------------

Title:   President

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MIDWAY HOME ENTERTAINMENT INC.



By: /s/ Neil D. Nicastro
    --------------------

Title:   Chairman


MIDWAY INTERACTIVE INC.



By: /s/ Neil D. Nicastro
    --------------------

Title:   President


ATARI GAMES CORPORATION



By: /s/ Neil D. Nicastro
    --------------------

Title:   Chairman


TENGEN INC.



By: /s/ Neil D. Nicastro
    --------------------

Title:   Chairman

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                                    EXHIBIT A


Midway Home Entertainment Inc.

Midway Interactive Inc.

Atari Games Corporation

Tengen Inc.